June 7, 2003

Securities and Exchange Commission

450 5th Street, N. W.

Washington, D.C. 20549

Re: Security Capital Corporation

CIK: 0000725537

Security Capital Corporation initially registered with the Form 10-SB on March 28, 2003 under Section 12 of the Securities Exchange Act of 1934. As an officer of First Security Bank, the primary source of activity and the bank subsidiary of Security Capital Corporation, I am required to file statements of ownership in equity securities of Security Capital Corporation. The statements required to file include (but may not be limited to) the Form 3 ( the initial filing), Form 4 ( changes), and Form 5 (an annual statement.)

I authorize and designate the following to sign on my behalf and file the aforementioned forms as well as any other forms that are requirements in my role and responsibility as an officer of First Security Bank:

Frank West President of Security Capital Corporation

William R. Fleming Vice-President of Security Capital Corporation

Connie Hawkins Secretary-Treasurer of Security Capital Corporation

This authorization will stay in effect until revoked in writing by me. In addition, at the desist or the retirement of my role and responsibility as an officer, this authorization will be revoked by the corporation.

Sincerely,

\s\William R. Fleming

Officer of First Security Bank

A Subsidiary of Security Capital Corporation